State of Delaware
Secretary of State
Division of Corporations
Delivered 02:49 PM 07/13/2017
FILED 02:49 PM 07/13/2017
SR 20175222353 - File Number 5753023

CERTIFICATE OF DESIGNATIONS OF RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS OF SERIES Q PREFERRED STOCK OF MENTOR CAPITAL, INC.

The undersigned, **Chester Billingsley** and **Robert Meyer** hereby certify that:

ONE: They are the duly elected and acting Chief Executive Officer and Secretary, respectively, of Mentor Capital, Inc., a Delaware corporation (the "Corporation").

TWO: Pursuant to the authority given by Article IV of the Corporation's Amended and Restated Certificate of Incorporation filed September 16, 2015 and *8 Del. C. § 151(g)*, the Board of Directors of the Corporation has duly adopted the following recitals and resolutions:

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WHEREAS, the Amended and Restated Articles of Incorporation of this Corporation provide for a class of authorized but unissued shares of stock known as Preferred Stock and comprising Five Million (5,000,000) shares; and

WHEREAS, the Board of Directors is authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof; and

WHEREAS, the Board of Directors desires, pursuant to its authority as aforesaid, to determine the rights, preferences, privileges, and restrictions granted to or imposed upon series of wholly unissued Preferred Stock, the number of shares constituting such series and the designation of such series of Preferred Stock;

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby designates a series of Preferred Stock as "Series Q Preferred Stock" and fixes and determines the number of shares of such Series Q Preferred Stock at Two Hundred Thousand (200,000).

FURTHER RESOLVED, that the Board of Directors hereby determines the rights, preferences, privileges, and restrictions of the Series Q Preferred Stock as follows:

1. **Designation, Par Value and Number.** Two Hundred Thousand (200,000) shares of the Five Million (5,000,000) authorized shares of Preferred Stock of the Corporation are hereby designated as a series of Preferred Stock to be called "Series Q Preferred Stock," such series having a par value of $0.0001 per share.

2. **Dividend Preference.** Subject to the rights of series of Preferred Stock which may from time to time come into existence, the holders of shares of Series Q Preferred Stock shall be

entitled to receive, *pari passu*, out of any assets legally available therefor, prior and in preference to any declaration or payment of any cash dividend on shares of Common Stock (payable in cash rather than in Common Stock or other securities or rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation) on each share of Series Q Preferred Stock a dividend equal to the product of (i) 1.3, (ii) the dividend to be paid to each share of Common Stock, and (iii) the number of shares of Common Stock into which such share of Series Q Preferred Stock could then convert, payable when, as, and if declared by the Board or Directors. Such Series Q Preferred Stock dividends shall not be cumulative.

3. **Liquidation Preference.**

(a) In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, subject to the rights of series of Preferred Stock which may from time-to-time come into existence, the holders of shares of Series Q Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the original purchase price paid therefore plus any declared but unpaid dividends, less any paid dividends or distributions, with any in kind dividends or distributions valued at the fair market value therefore as determined in good faith by the Board of directors of the Corporation (the "Liquidation Preference"). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series Q Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of Preferred Stock which may from time-to-time come into existence, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series Q Preferred Stock in proportion to the product of the Liquidation Preference of each such share and the number of shares owned by each such holder.

(b) After the distribution described in Subsection (3)(a) has been paid, subject to the rights of series of Preferred Stock which may from time-to-time come into existence, the remaining assets of the Corporation available for distribution to shareholders shall be distributed among the holders of Common Stock *pro rata* based on the number of shares of Common Stock held by each.

(c) A consolidation or merger of this Corporation with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of this Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which the majority voting power of the Corporation is disposed of, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 3.

4. **Redemption.**

(a) Subject to the rights of series of Preferred Stock which may from time to time come into existence, at any time upon the election of the Corporation (such date of payment is hereinafter referred to as the "Redemption Date"), such of the holders of Series Q Preferred

Stock as the Corporation may designate, shall surrender certificates representing not less than that number of shares of Series Q Preferred Stock designated by this Corporation for redemption, and this Corporation shall concurrently, to the extent it may lawfully do so, redeem that number of shares of such holder's Series Q Preferred Stock designated by the Corporation, by paying in cash therefor a sum per share equal to the product of 1.3 and the Liquidation Preference (such total amount being hereinafter referred to as the "Redemption Price"). This Corporation shall give such holder at least 30 days written notice of the date and place of redemption and the Redemption Price, which notice shall be effective upon delivery or deposit in the U.S. mails in the manner specified in subsection 4(b)(ii). If the certificate surrendered represents a greater number of shares than the number redeemed, this Corporation shall issue to such holder a new certificate representing the shares which thereafter remain outstanding.

(b) Subject to the rights of series of Preferred Stock which may from time to time come into existence, written notice shall be mailed, first class postage prepaid, to each holder of record whose shares are chosen for redemption (at the close of business on the business day next preceding the day on which notice is given) of the Series Q Preferred Stock to be redeemed, at the address last shown on the records of this Corporation for such holder or given by the holder to this Corporation for the purpose of notice or if no such address appears or is given, at the place where the principal executive office of this Corporation is located, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment shall be obtained and the date on which such holder's Conversion Rights (as hereinafter defined) as to such shares terminate and calling upon such holder to surrender to this Corporation, in the manner and at the place designated, his or her certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). On or after the Redemption Date, each holder of Series Q Preferred Stock to be redeemed shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(c) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of such shares as holders of Series Q Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this Corporation or be deemed to be outstanding for any purpose whatsoever. Subject to the rights of series of Preferred Stock which may from time to time come into existence, if the funds of the Corporation legally available for redemption of shares of Series Q Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Series Q Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed in proportion to the product of the liquidation preference of each share and the number of shares held by each holder thereof. The shares of Series Q Preferred

Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. Subject to the rights of series of Preferred Stock which may from time to time come into existence, at any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series Q Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

5. Conversion. The holders of the Series Q Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

(a) Right to Convert.

(i) Each share of Series Q Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share and prior to the close of business on any Redemption Date as may have been fixed in any Redemption Notice with respect to such share, at the office of this Corporation or any transfer agent for the Series Q Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series Q Conversion Value by the Conversion Price at the time in effect for such share.

(ii) The per share "Series Q Conversion Value," shall be calculated by the Corporation at least once each calendar quarter, as follows:

a. The per share Series Q Conversion Value shall equal the quotient of the Core Q Holdings Asset Value dividend by the number of issued and outstanding shares of Series Q Preferred Stock.

b. The "Core Q Holdings Asset Value" shall equal the value, as calculated and published by the Corporation, of all assets that constitute Core Q Holdings. The Core Q Holdings Asset Value shall include such considerations as the Corporation designates and need not accord with any established or commonly employed valuation method or considerations.

c. "Core Q Holdings" shall consist of all proceeds received by the Corporation on sale of shares of Series Q Preferred Stock and all securities, acquisitions, and business acquired therewith by the Corporation. The Corporation shall periodically, but at least once each calendar quarter, identify, update, account for and value, the assets that comprise the Core Q Holdings.

(iii) The "Conversion Price" shall be the product of 105% and the closing price of the Corporation's Common Stock on a date designated and published by the Corporation

to the holders of shares of Series Q Preferred Stock.

(b) Termination of Conversion Rights. In the event of a call for redemption of any shares of Series Q Preferred Stock pursuant to Section 4 hereof, the Conversion Rights shall terminate as to the shares designated for redemption at the close of business on the Redemption Date.

(c) Mechanics of Conversion. Before any holder of Series Q Preferred Stock shall be entitled to convert the same into shares of Common Stock, he or she shall surrender the certificate or certificates thereof, duly endorsed, at the office of this Corporation or of any transfer agent for the Series Q Preferred Stock, and shall give written notice by mail, postage prepaid, to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series Q Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as set forth above. Such conversion shall be deemed to have been made immediately prior to the close of business on the date the Corporation receives all completed documents necessary to complete the conversion of such surrendered shares of Series Q Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Series Q or Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series Q Preferred Stock shall not be deemed to have converted such Series Q Preferred Stock until immediately prior to the closing of such sale of securities.

(d) Other Distribution. In the event this Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights to receive securities, then, in each such case for the purpose of this subsection 5(d), the holders of the Series Q Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series Q Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(e) Recapitalization. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere herein) provision shall be made so that the holders of the Series Q Preferred Stock shall thereafter be entitled to receive upon conversion of the Series Q Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been

entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series Q Preferred Stock after the recapitalization to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series Q Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(f) No Impairment. This Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series Q Preferred Stock against impairment.

(g) No Fractional Shares and Certificate as to Adjustments. No fractional shares shall be issued upon conversion of the Series Q Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series Q Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(h) Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series Q Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Q Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Q Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

6. Voting Rights. The holder of shares of Series Q Preferred Stock shall have one (1) vote per share of Series Q Preferred Stock, except as otherwise required under Delaware law, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

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THREE: The number of shares of Series Q Preferred Stock is Two Hundred Thousand (200,000). No shares of Series Q Preferred Stock have been issued or are outstanding.

IN WITNESS WHEREOF, the undersigned have executed this certificate on July 13TH, 2017.

Chester Billingsley,
President and Chief
Executive Officer

Robert Meyer, Secretary